EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. ANNOUNCES
NEW APPOINTMENT TO BOARD OF DIRECTORS
Company Names Justinus J.G.M. Sanders as Director

February 27, 2015 - IRVING, Texas - Darling Ingredients Inc. (NYSE: DAR) today announced the appointment of Justinus J.G.M. Sanders to its Board of Directors. Mr. Sanders joins the Board as an independent director, and his appointment is effective immediately.

The appointment of Mr. Sanders will expand the total number of directors to nine. The Board of Directors has not yet determined the committees of the Board to which Mr. Sanders will be appointed, if any.

Mr. Sanders resides in the Netherlands and is the retired Chief Executive Officer of Campina BV, an international dairy cooperative with revenues in excess of $5 billion in consumer products and ingredients. In addition, he has served in various managerial functions at Mars Incorporated in Europe and Australia, both in chocolate and in pet food. He also served as the Chief Executive Officer of PSV NV Eindhoven, a professional European soccer team and on the boards of various companies in Europe.

"We are pleased to further strengthen our board with the appointment of an independent director who has management experience relevant to our industry and who brings international expertise to our Board,” said Randall C. Stuewe, Chairman and CEO of Darling Ingredients.

About Darling

Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients.  In addition, the Company provides grease trap services to food service establishments, environmental services

News Release February 27, 2015 Page 2

to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company's website at http://ir.darlingii.com.

{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company's direct and indirect subsidiaries to upstream their profits to the Company for payments on the Company's indebtedness or other purposes; general performance of the U.S. and global economies; disturbances in world financial, credit, commodities and stock markets; any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets; volatile prices for natural gas and diesel fuel; climate conditions; unanticipated costs or operating problems related to the acquisition and integration of Rothsay and Darling Ingredients International (including transactional costs and integration of the new enterprise resource planning (ERP) system); global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, reduced demand for animal feed, or otherwise; reduced finished product prices;  changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the National Renewable Fuel Standard Program (RFS2) and tax credits for biofuels both in the U.S. and abroad;  possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives;  the occurrence of Bird Flu including, but not limited to H1N1 flu, bovine spongiform encephalopathy (or "BSE"), porcine epidemic diarrhea ("PED") or other diseases associated with animal origin in the U.S. or elsewhere;  unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations);  risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Daring Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; and/or unfavorable export or import markets. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
Melissa Gaither, Director of Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, Texas 75038 Phone: 972-717-0300